UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Brandywine Realty Trust
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555 East Lancaster Avenue Radnor, PA 19087 (610) 325-5600

Commencing May 10, 2017, Brandywine Realty Trust, a Maryland real estate investment trust (the “Company,” “we,” “our,” “us,”), sent the following communication to certain shareholders.

BRANDYWINE REALTY TRUST

Annual Meeting of Shareholders

May 18, 2017

Supplemental Information Regarding

Proposal 1 (Election of Trustees)

 Dear Shareholders:

We are writing to you today to underscore the importance of your independent analysis regarding the agenda items submitted for your vote at our 2017 Annual Meeting of Shareholders. Our Board of Trustees continues to unanimously recommend you cast your vote FOR all proposals and for “1 YEAR” as the preferred frequency of future say-on-pay votes and would like to draw your attention specifically to Proposal 1, the election of Trustees.

Institutional Shareholder Services (“ISS”) has recommended that its clients vote FOR all of the Proposals, except for the election of Trustees who serve on our Corporate Governance Committee. While we recognize that our shareholders make their voting decisions independently, and often pursuant to internal guidelines, we also understand that advisory reports are utilized as research tools by many of our shareholders.

For the reasons set forth below, we request that our shareholders reject the negative recommendation contained in the ISS report relating to members of our Corporate Governance Committee and vote FOR the re-election of all of our Trustees in Proposal 1.

Sincerely,
/s/ Michael J. Joyce
Michael J. Joyce

Chairman of the Board of Trustees

Brandywine Realty Trust

2017 Proxy Statement Supplemental Information	1

Proposal 1 - Election of Trustees

ISS has recommended “withhold” votes for members of the Corporate Governance Committee of our Board of Trustees (the “Board”) based solely on one fact that, as permitted by Maryland law, our Board has the exclusive right to modify the Bylaws of the Company (the “Bylaws”). Although we have never received any feedback from shareholders expressing displeasure with this long-standing Bylaw provision (and in 2016, we met with approximately 84 institutional investors and 14 analysts, conducted 11 regional investor meetings and property tours, and attended multiple investor conferences), we will continue to engage with our shareholders on governance matters and we remain committed to maintaining strong corporate governance practices and updating those practices to the extent such updates are in the Company’s best interests. We have adopted many corporate governance “best practices” and our Board regularly assesses evolving views and practices.  For example, in 2016, we amended our Bylaws to provide for a right of proxy access, which enables eligible shareholders to include their nominees (up to 25% of the Board and at least two) for election as Trustees in our proxy statement for annual meetings.

A principal role of the Board is to oversee management in the financial and operating performance of the Company. Our highly experienced Board and our management team have extensive expertise and experience and a proven track record and effectively oversee our strategy and business plan, which drives our  strong operating and financial performance. We believe it is unreasonable for ISS to recommend a vote against the re-election of the  members of the Corporate Governance Committee - all of whom are our independent Trustees - because ISS disagrees with one corporate governance feature. Our 2017 proxy statement describes each of our Trustee nominee’s experience, expertise, qualifications, attributes, and skills; additionally, we believe that each of our Trustee nominees has a reputation for integrity, honesty, and adherence to high ethical standards. Each Trustee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Our Board has carefully considered whether amending our Bylaws at this time to provide shareholders the right to amend the Bylaws directly is in the best interests of the Company. Currently, there is no clear consensus on what constitutes a corporate governance “best practice” on this issue and there is no “one size fits all” answer.  We are unaware of any empirical economic or financial data showing a causal relationship between shareholders’ ability to amend bylaws and the financial and operating performance of public companies. Our shareholders have - and have long had - the right to submit governance proposals, including proposals that the Board amend our Bylaws, and to oppose the election of Trustees who do not implement such proposals.

Our Board will continue to closely monitor market practices, conduct further engagement with our shareholders and give serious consideration to this issue. We urge you to vote FOR all of our Trustees and not withhold votes from four independent members of the Board because of one corporate governance feature that ISS began opposing for the first time this year.